Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2004 (March 10, 2005 as to the effects of the discontinued operations described in Note 3 and the adoption of EITF 03-6, “Participating Securities and the Two-Class Method Under FASB Statement No. 128” described in Note 1), relating to the financial statements and financial statement schedule of Metretek Technologies, Inc. (f.k.a. Marcum Natural Gas Services, Inc.) appearing in the annual report on Form 10-K of Metretek Technologies, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Denver, Colorado
June 9, 2006